Exhibit 1.A.(5)(i)

POLICY SCHEDULE R-SPIA

INSURED	RICHARD ROE
OWNER	RICHARD ROE
RIDER DATE OF ISSUE	November 29, 1990	ISSUE AGE/SEX	35 Male
RIDER DATE	November 30, 1990	SINGLE PREMIUM	16,569.18

SINGLE PREMIUM IMMEDIATE ANNUITY RIDER

Income Payments to the Owner	This rider provides income payments to the owner as follows:

• The fixed period is 6 years.

• Payments begin on November 30, 1991 and will be made on the 30th day of the month each year thereafter.

• The last payment is due on November 30, 1996.

• The Guaranteed Income Payments are:

• 3,430.83 during the first five (5) years of the fixed period, and.

• 3,430.83 during the next one (1) years of the fixed period.

Rider Value	The rider value on the rider date is $15,740.72.

The rider value at the end of each rider year is:

End of Rider Year	Rider Value	End of Rider Year	Rider Value
1	$3,609	6	$0
2	11,300
3	8,802
4	6,097
5	3,169

Income for a Fixed Period	The owner may elect to receive the rider value in equal installments as follows:

• Installments will be made annually.

• Fixed period will be five (5) years.

SCH7	SPECIMEN	POLICY SCHEDULE R-SPIA